Exhibit 10.1

August 8, 2002

Larscom Incorporated
1845 McCandless Drive
Milpitas, CA 95035

Gentlemen:

We write in connection with that certain Credit Agreement dated as of December 24, 1996 (the “Credit Agreement”) by and between Axel Johnson Inc. (“Axel Johnson”) and Larscom Incorporated (“Larscom”), as amended.

The Credit Agreement provides that Larscom may effect a borrowing under the Credit Agreement only if certain conditions are met as of the time of such borrowing. These conditions include, inter alia, the conditions set forth in Sections 5(d) and 6(a) of the Credit Agreement, that as of the time of any borrowing, no material adverse change shall have occurred in the financial condition or the results of operations of Larscom since November 20, 1998 (the “No MAC Condition”).

At the request of Larscom, Axel Johnson hereby confirms the following: (i) Axel Johnson is aware that Larscom has experienced adverse financial results in recent periods relative to historical financial performance; (ii) it is and remains the intent of Axel Johnson that Larscom may undertake borrowings under the Credit Facility, notwithstanding those financial results, provided Larscom does not experience any material and adverse change in its financial condition or results of operations subsequent to the date hereof.

Accordingly, at the request of Larscom, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Axel Johnson agrees to waive the No MAC Condition with respect to the financial condition and the results of operations of Larscom as of the date hereof.

Larscom shall be entitled to rely upon this waiver and confirmation in considering the availability of borrowings under the Credit Agreement and reporting the same in Larscom’s publicly filed reports.

Very truly yours,

AXEL JOHNSON INC.

/s/    CHARLES E. MURPHY

Charles E. Murphy
Vice President and Treasurer